Helen of Troy
One Helen of Troy Plaza
El Paso, TX 79912
Ph: 915-225-8000
Fax: 915-225-8001

immediate release

 HELEN OF TROY LIMITED ANNOUNCES
RECORD SALES AND RECORD
EARNINGS FOR SECOND QUARTER

Quarterly Sales Increase 34 percent

Quarterly Net Earnings Increase 44 percent

Quarterly Earnings Per Diluted Share Increase 36 percent from 42 cents to 57 cents

Year-to-Date Sales Increase 26 percent

Year-to-Date Net Earnings Increase 19 percent

Year-to-Date Earnings Per Diluted Share Advances 11 percent to $1.02

 EL PASO, Texas Oct. 12 - Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record sales and record net earnings for the second quarter ended August 31, 2004.

 Second quarter sales increased 34 percent to a record $141,229,000 versus sales of $105,335,000 for the same period of the prior year. Second quarter net earnings increased 44 percent to a record $18,848,000, or 57 cents per diluted share, from $13,098,000, or 42 cents per diluted share for the same period a year earlier.

 First half sales increased 26 percent to a record $248,250,000 from sales of $196,571,000 for last year’s first half. Net earnings for the first half of this year was $33,331,000 or $1.02 per diluted share, versus $27,942,000 or 92 cents per diluted share in the comparable period last year, representing a 19 percent increase in net earnings. Last year’s first half net earnings includes a one time non-operating gain from litigation proceeds in the pre-tax amount of $2,600,000 or $0.08 per diluted share.

 Gerald Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter stated, “Sales and income from continuing operations have exceeded the prior results in 37 of the past 42 quarters. Sales for the second quarter increased 34 percent over the prior year. Our sales and earnings momentum continued in our second quarter, and we are pleased with our overall results. Sales during the second quarter, excluding our newly acquired OXO division, increased 12.4 percent. We are pleased with the results of our OXO business, and we believe we are positioned for further growth in OXO sales and operating income. Sales leaders for the second quarter included domestic and international retail personal care, household consumer products, professional products, and grooming, skin and hair care products.

 “Gross margins for the quarter increased 2.7 percentage points to 47.4 percent of sales from 44.7 percent in the second quarter of last year. Operating income increased $7.3 million or 40.6 percent to $25.3 million or 17.9 percent of sales, from $18.0 million or 17.1 percent of sales for the previous second quarter. As of August 31, 2004, Helen of Troy’s balance sheet was very strong, with cash of $11.8 million and stockholders’ equity of $376.8 million. Stockholders’ equity increased $57 million, or 17.8 percent from the comparable period last year. Inventory at quarter end was $146.9 million versus $135.0 million for the same period in the prior year, an increase of 8.8 percent. Excluding OXO, inventory was $127.8 million versus $135.0 million for the prior year period, a decline of 5.3 percent.

 “For the third quarter ending November 30, 2004, we expect overall sales to be in the range of $190 million to $200 million, compared to last year’s third quarter sales of $165.4 million, or an increase of 15 to 21 percent. Earnings per share for the third quarter are expected to be in the range of $0.90 to $0.95 per diluted share versus the prior year’s third quarter earnings of $0.78 per diluted share, an increase of 15 to 22 percent. Earnings projections for the full year are anticipated to be in the range of $2.50 to $2.70 per diluted share, with sales in the range of $575 million to $600 million.

 “We are also pleased with our acquisition of the Skin Milk® and TimeBlock®, brands from Naterra International announced on September 30, 2004. We look forward to their contribution to our earnings during fiscal year 2006 beginning March 1, 2005. We currently believe the new acquisitions of Skin Milk® and TimeBlock® will be accretive during the remainder of fiscal year 2005. Through August 31, 2004, pursuant to our Stock Repurchase Plan adopted August 26, 2003, we have repurchased 1,563,836 shares of common stock at an average price of $29.17 per share,” Rubin concluded.

 The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Tuesday, October 12, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through November 30, 2004.

                Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Skin Milk®, TimeBlock®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL™, Nandi™, Isobel™ and WaveRage®. The Company markets hair and beauty care products under the owned brands of Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® trademarks to the professional beauty salon industry.

This press release may contain certain forward-looking statements, which are subject to change. The forward looking statements included in this press release among others includes, the statements regarding (i) the continued growth in OXO sales and operating income, (ii) the projected sales and earnings for the third fiscal quarter and the fiscal year ending February 28, 2005, (iii) the possible contribution to earnings from the Naterra acquisition, and the (iv) the accretive nature of acquisitions. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates,” “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company’s financial results is included in the sections of the Company’s Form 10-K for the year ended February 29, 2004 and the Form 10-Q for the quarter ended May 31, 2004 entitled “Forward-Looking Information and Factors that May Effect Future Results.”

HELEN OF TROY LIMITED Comparative Analysis
(In thousands, except earnings per share data)

	The Three Months Ended August 31				The Six Months Ended August 31,

	2004		2003		2004		2003

Net sales	$141,229	100.0%	$105,335	100.0%	$248,250	100.0%	$196,571	100.0%
Cost of sales	74,316	52.6%	58,214	55.3%	131,097	52.8%	105,888	53.9%
Gross profit	66,913	47.4%	47,121	44.7%	117,153	47.2%	90,683	46.1%

Selling, general, and administrative expense	41,646	29.5%	29,144	27.7%	72,986	29.4%	56,885	28.9%
Operating income	25,267	17.9%	17,977	17.1%	44,167	17.8%	33,798	17.2%
Other income (expense):
Interest expense	(2,681)	-1.9%	(956)	-0.9%	(3,675)	-1.5%	(1,965)	-1.0%
Other income, net	15	0.0%	819	0.8%	119	0.0%	3,738	1.9%
Total other income (expense)	(2,666)	-1.9%	(137)	-0.1%	(3,556)	-1.4%	1,773	0.9%
Earnings before income taxes	22,601	16.0%	17,840	16.9%	40,611	16.4%	35,571	18.1%

Income tax expense
Current	4,777	3.4%	4,265	4.0%	7,582	3.1%	7,258	3.7%
Deferred	(1,024)	-0.7%	(1,135)	-1.1%	(524)	-0.2%	(1,018)	-0.5%

Income from continuing operations	18,848	13.3%	14,710	14.0%	33,553	13.5%	29,331	14.9%

Loss from discontinued segment's operations, net of tax benefit (expense) of $-0-, $1,811, $442 and $1,690, respectively	-	0.0%	(1,612)	-1.5%	(222)	-0.1%	(1,389)	-0.7%

Net earnings	$18,848	13.3%	$13,098	12.4%	$33,331	13.4%	$27,942	14.2%

Earnings per share:
Basic
Continuing operations	$0.63		$0.52		$1.14		$1.04
Discontinued operations	$-		$(0.06)		$(0.01)		$(0.05)
Total basic earnings per share	$0.63		$0.46		$1.13		$0.99

Diluted
Continuing operations	$0.57		$0.47		$1.03		$0.97
Discontinued operations	$-		$(0.05)		$(0.01)		$(0.05)
Total diluted earnings per share	$0.57		$0.42		$1.02		$0.92

Weighted average common shares used in computing net earnings per share
Basic	29,765		28,268		29,602		28,239
Diluted	32,907		30,859		32,816		30,379

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (In thousands)

	8/31/2004	8/31/2003

Cash	$11,771	$32,845

Marketable securities, at market value	335	1,367

Accounts receivable	105,776	76,831

Inventory	146,935	135,007

Total current assets	282,786	259,262
Total assets	782,491	451,005

Total current liabilities	135,690	65,819
Total long term liabilities	270,000	65,360

Stockholders equity	376,801	319,826

SELECTED OTHER DATA (In thousands) Reconciliation of Non-GAAP Financial Measure - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) to Income from continuing operations:

	Three Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003

Net earnings from continuing operations	$18,848	$14,710	$33,553	$29,331

Interest income / Expense, net	2,619	610	3,270	1,216

Income tax expense	3,753	3,130	7,058	6,240

Depreciation and amortization	2,157	1,580	3,706	2,993

EBITDA (Earnings before interest, taxes, depreciation and amortization) excluding discontinued operations	$27,377	$20,030	$47,587	$39,780

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.